 Exhibit 99.1

ParkerVision Reports Third Quarter 2026 Results

JACKSONVILLE, Fla., November 10, 2026 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the nine months ended September 30, 2026.

 2026 Summary and Recent Developments

•

On September 30, 2026, the appellate court ruled that it did not have proper jurisdiction over the issues on the expedited appeal filed by the Company in October 2025 in ParkerVision v. Qualcomm, sending the case back to the middle district of Florida for proceedings on the transmitter patent claims only.

	◦	Following final judgment on the transmitter-only proceedings, the Company will have an opportunity to re-appeal the district court's 2025 claim construction ruling that led to a stipulation of noninfringement of the Company's receiver patent claims.

•	On August 31, 2026, working with The Oversight Project, formerly part of the Heritage Foundation, the Company filed a Freedom of Information Act ("FOIA") complaint against the National Archives and Records Administration ("NARA") to compel the production of identified documents potentially relating to our prior patent infringement case against Qualcomm. The NARA has a deadline of November 13, 2026 to respond to the complaint.

•	Judge Albright, the district court judge originally assigned to all of the Company's Texas patent infringement actions, retired from the bench on August 31, 2026. The Company is awaiting reassignment of its MediaTek case and trial schedules for both MediaTek and Realtek cases.

Jeffrey Parker, CEO of ParkerVision, commented, “While we believe bifurcation of our Qualcomm case is inefficient, the appellate court's decision does not impact the merits of our case, and we are eager to pursue a jury trial on our transmitter claims as expeditiously as possible.  At the appropriate time, we fully intend to pursue appellate court review of the district court's 2025 claim construction ruling with respect to our receiver claims.  We are hopeful that schedules will be set soon in our MediaTek and Realtek cases which are both primed and ready for trial.”

Mr. Parker continued, “We are looking forward to a response from the National Archives given that, to date, nearly a year since responsive documents have been identified, we have still not received any of the identified responsive documents to our request. It has been communicated by the Department of Justice ("DOJ") to our counsel at The Oversight Project that our FOIA case implicates communications between officials at the highest levels of government that will necessitate unusually in-depth interaction between the U.S. Attorney's Office, the DOJ and the National Archives.  While we do not know what information the responsive documents may contain, the terms used in our document request were narrowly tailored to ParkerVision, and we are understandably curious as to why any communications regarding ParkerVision would exist between government officials 'at the highest levels,' according to DOJ officials, during the period in 2014 when our first Qualcomm jury verdict was overturned by the courts. We believe our shareholders deserve the answer to that question.”

Financial Results

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ParkerVision reported a net loss for the nine months ended September 30, 2026 of $0.5 million, or $0.00 per common share, compared to a net loss of $7.4 million, or $0.06 per common share for the nine months ended September 30, 2025.

◦

The decrease in net loss is the result of a $3.0 million, or 46%, decrease in operating expenses and a $3.4 million gain as a result of a decrease in the fair value of the Company's contingent payment obligations for the nine months ended September 30, 2026, compared to a $0.5 million loss from an increase in fair value for the corresponding period in 2025.

•	The decrease in operating expenses is the result of a $0.9 million reduction in outside professional fees, including third-party consulting, public relations and litigation-related costs, as well as a $2.1 million decrease in share-based compensation.

•	The decrease in fair value of the contingent payment obligations is the result of changes in the estimated timing and amount of projected future cash flows due to changes in the status of our patent infringement cases, including bifurcation of the Qualcomm case, as well as increases in the risk-free rates of return used in the discount rate to calculate fair value.

•	The Company used approximately $2.5 million in cash for operations for the nine months ended September 30, 2026 and ended the quarter with $1.6 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings, the Company's expectations regarding such proceedings, and expectations concerning court rulings, trial dates, and its FOIA request and related lawsuit.  Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially.  Words such as “believe,” “intend,” “hopeful,” “will," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings, including changes in litigation schedules; unfavorable court decisions or rulings; the loss or unavailability of key expert witnesses; the availability of funding for continued operations and litigation; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made.  Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	(unaudited)
(in thousands)	September 30, 2026	December 31, 2025
Cash and cash equivalents	$1,642	$4,360
Prepaid expenses and other current assets	523	304
Intangible assets & other noncurrent assets	602	695
Total assets	2,767	5,359

Current liabilities	2,950	2,409
Contingent payment obligations	42,708	46,089
Convertible notes, net of current portion	600	1,908
Other long-term liabilities	-	57
Shareholders’ deficit	(43,491)	(45,104)
Total liabilities and shareholders’ deficit	$2,767	$5,359

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2026	2025	2026	2025
Licensing revenue	$-	$-	$-	$-
Cost of sales	(33)	(50)	(104)	(156)
Gross margin	(33)	(50)	(104)	(156)

Selling, general and administrative expenses	1,086	1,504	3,558	6,590
Total operating expenses	1,086	1,504	3,558	6,590

Interest expense and other	(33)	(55)	(221)	(139)
Change in fair value of contingent payment obligations	2,055	(357)	3,381	(514)
Total other income (expense)	2,022	(412)	3,160	(653)

Net income (loss)	$903	$(1,966)	$(502)	$(7,399)

Earnings (loss) per common share
Basic	$0.01	$(0.02)	$(0.00)	$(0.06)
Diluted	$0.01	$(0.02)	$(0.00)	$(0.06)

Weighted average shares outstanding
Basic	148,167	120,147	146,908	117,322
Diluted	168,512	120,147	146,908	117,322

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2026	2025
Net cash used in operating activities	$(2,548)	$(4,071)
Net cash used in investing activities	(12)	(52)
Net cash (used in) provided by financing activities	(158)	106

Net decrease in cash and cash equivalents	(2,718)	(4,017)

Cash and cash equivalents - beginning of period	4,360	4,918

Cash and cash equivalents - end of period	$1,642	$901